UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 5, 2010

DRUGSTORE.COM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26137	04-3416255
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 108th Ave. NE, Suite 1400, Bellevue, Washington 98004

(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 5, 2010, drugstore.com, inc., a Delaware corporation, DS Pharmacy, Inc., a Delaware corporation and wholly owned subsidiary of drugstore.com, inc., entered into a definitive Asset Purchase Agreement with BioScrip, Inc., a Delaware corporation, and BioScrip Pharmacy Services, Inc., a Delaware corporation and wholly owned subsidiary of BioScrip, Inc.

Upon the terms and subject to the conditions of the agreement, BioScrip Pharmacy Services will purchase substantially all of the assets of DS Pharmacy for a purchase price of $10.9 million, subject to certain adjustments. Of this initial consideration, approximately $5.0 million will be paid into escrow in installments over the 12 months following the closing. The final amount paid out of escrow will be determined after the 12-month period based on the profitability of the prescription pharmacy business during that period. Additionally, at closing, the parties will enter into a 5-year marketing agreement allowing drugstore.com pharmacy customers to continue to order as they always have through the drugstore.com™ web store. BioScrip will pay drugstore.com a fee to continue to market the drugstore.com pharmacy which will be served by BioScrip.

drugstore.com and BioScrip have agreed to customary representations, warranties and covenants in the agreement, including, among others, pre-closing covenants by the parties to develop certain technology required to transition the business from DS Pharmacy to BioScrip and by DS Pharmacy to carry on its business in the ordinary course consistent with past practices.

The completion of the asset sale is subject to customary closing conditions. The agreement also contains certain termination rights for both drugstore.com and BioScrip.

The agreement also includes various other provisions customary for transactions of this nature. The foregoing is a summary of the material provisions of the agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the asset purchase agreement, which drugstore.com intends to file with the SEC. A copy of the press release announcing the execution of the agreement is attached to this report as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On May 5, 2010, drugstore.com, inc. issued a press release to report preliminary financial results for the first quarter ended April 4, 2010. A copy of the press release is attached hereto as Exhibit 99.2.

Item 7.01	Regulation FD Disclosure

On its earnings call scheduled for May 5, 2010, drugstore.com, inc. intends to provide the following additional information:

•	In April 2010, drugstore.com has seen gross margins in its vision business return to above 24%.

•	For the full year 2010, drugstore.com is targeting growth in its vision business in the mid single digits and gross margins of approximately 25%.

•	For the full year 2010, drugstore.com expects net revenues from its partnerships of $30.0 million to $60.0 million.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Press release dated May 5, 2010.

	99.2	Press release dated May 5, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC. (Registrant)

By:	/S/ YUKIO MORIKUBO
Yukio Morikubo Vice President, Strategy and General Counsel

Date: May 5, 2010